Exhibit 8.1

[Letterhead of Morrison & Foerster LLP]

July 29, 2014

UDR, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129

Re:	UDR, Inc. Issuance of Up to 20,000,000 Shares of Common Stock,
$0.01 Par Value; Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as tax counsel to UDR, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale from time to time by the Company of up to 20,000,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value (the “Common Stock”), pursuant to the terms of the ATM Equity OfferingSM Sales Agreement, dated April 4, 2012, as amended on July 29, 2014 (the “Sales Agreement”), among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC (collectively, the “Agents”). All capitalized terms used herein and not otherwise defined have the respective meanings assigned to them in the Sales Agreement.

Our opinion is based on the assumption that (i) the facts contained in the Registration Statement, the Basic Prospectus and the Prospectus Supplement are true and complete in all material respects, and (ii) for federal income tax purposes, the Company qualified as a real estate investment trust (“REIT”) for all taxable years through the taxable year ending December 31, 2013 and that it will qualify as a REIT for its taxable year ending December 31, 2014. We have not undertaken any independent inquiry into or verification of these facts either in the course of our representation of the Company or for the purpose of rendering this opinion. While we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate.

Furthermore, our opinion herein is based on existing law as contained in the Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury Regulations promulgated thereunder (the “Treasury Regulations”), administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence,

July 29, 2014

there can be no assurance that the IRS will not challenge, or that the courts will agree with, our conclusions.

We hereby confirm that, although the discussion set forth under the heading “U.S. Federal Income Tax Considerations” in the Basic Prospectus does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Shares described in the Prospectus, in our opinion, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Shares, based upon current law.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission on or about July 29, 2014, which will be incorporated by reference in the Registration Statement. We also consent to the reference to our firm name in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion is expressed as of the date hereof and applies only to the disclosure under the heading “U.S. Federal Income Tax Considerations” set forth in the Basic Prospectus. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP